Exhibit 5.1

Yvan-Claude Pierre

+1 212 479 6721

yypierre@cooley.com

April 26, 2024

Outlook Therapeutics, Inc.

485 Route 1 South

Building F, Suite 320

Iselin, New Jersey 08830

Ladies and Gentlemen:

We have acted as counsel to Outlook Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of (i) 1,705,438 shares (the “Shares”) of the Company’s common stock, $0.01 par value (“Common Stock”), that are currently outstanding consisting of (a) 800,000 shares of Common Stock issued by the Company pursuant to that certain Securities Purchase Agreement dated as of May 22, 2020 (the “May 2020 Purchase Agreement”), (b) 41,152 shares of Common Stock issued by the Company pursuant to that certain Securities Purchase Agreement dated as of June 22, 2020 (the “June 2020 Purchase Agreement”), (c) 150,000 shares of Common Stock issued by the Company pursuant to that certain Securities Purchase Agreement dated as of January 28, 2021 (the “January 2021 Purchase Agreement”), (d) 714,286 shares (the “Shares“) of Common Stock issued by the Company pursuant to that certain Securities Purchase Agreement dated as of January 22, 2024 (the “January 2024 Purchase Agreement”) and (ii) up to 1,071,429 shares (the “Warrant Shares”) of Common Stock issuable upon the exercise of outstanding warrants (the “Warrants”) issued by the Company pursuant to the January 2024 Purchase Agreement (the January 2024 Purchase Agreement, the May 2020 Purchase Agreement, the June 2020 Purchase Agreement and the January 2021 Purchase Agreement are referred to herein as the “Purchase Agreements”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Purchase Agreements, the Warrants, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

Cooley LLP   55 Hudson Yards, New York, NY   10001-2157,

t:   (212) 479-6000, f:   (212) 479-6275 cooley.com

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed that the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre

Cooley LLP   55 Hudson Yards, New York, NY   10001-2157,

t:   (212) 479-6000, f:   (212) 479-6275 cooley.com